Exhibit 99.1

Ryman Hospitality Properties, Inc. Completes Refinancing Transactions

– Repriced and Extended the Company’s $700 Million Revolving Credit Facility due 2021

– Closed a New $200 Million Term Loan A due 2022

– Repriced, Extended and Upsized the Company’s Term Loan B from $389 Million to $500 Million due 2024

– Net Proceeds of Term Loans to Pay Down Existing Revolver Balances and for General Corporate Purposes

– Transactions Achieve Favorable Pricing, Extend Earliest Debt Maturity, and Create Additional Capacity for Growth Investments

NASHVILLE, Tenn. (May 23, 2017) – Ryman Hospitality Properties, Inc. (NYSE: RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today completed a series of refinancing transactions that were previously announced as pending in conjunction with the Company’s release of first-quarter earnings on May 2, 2017.

Colin Reed, chairman and chief executive officer of Ryman Hospitality Properties, commented, “As we outlined on our first quarter earnings call earlier this month, the state of our large group hospitality business has never been better, with strong demand and bookings growth, limited competitive supply, and several major investments underway across the portfolio setting us up for more growth to come. We are pleased to take advantage of this strength and favorable capital market conditions to refinance our floating rate debt and bolster an already solid balance sheet.

In total, these transactions are leverage neutral, as the proceeds of both the Term Loan A and the upsized Term Loan B are being used to pay down balances on the Revolving Credit Facility. This combined transaction achieves several great outcomes. We lowered our cost of capital by significantly improving pricing on our Term Loan B and Revolver, moved our earliest debt maturity out by two years from 2019 to 2021, and created ample capacity under our Revolver, which provides additional liquidity and flexibility to fund our current and future potential growth investments.”

Additional Transaction Details

Led by Wells Fargo, the Company refinanced its existing secured $700 Million Revolving Credit Facility (“Revolver”) with no change to the composition of its long-tenured bank group. Maturity of the Revolver was extended from 2019 to 2021, and pricing will be determined by a leverage-based pricing grid ranging from 155 to 240 basis points over LIBOR, representing an improvement of 5 basis points as compared to the previous Revolver.

The Company also obtained from the same lenders a new secured $200 Million Term Loan A maturing in 2022. Pricing of this loan will also be determined by a leverage-based pricing grid ranging from 150 to 235 basis points over LIBOR, which is 5 basis points favorable as compared to the new Revolver.

Led by Deutsche Bank, on May 11, 2017, the Company also refinanced and upsized its secured Term Loan B from $389 Million outstanding at the end of the first quarter of 2017 to $500 million. The maturity of the Term Loan B was extended from 2022 to 2024. Pricing of 225 basis points over LIBOR represents an improvement of 50 basis points as compared to the previous outstanding Term Loan B. Institutional interest in the new Term Loan B was high and the deal was oversubscribed, allowing the Company to issue the new loan at par.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,811 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, DC at National Harbor, a 192-room hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (www.opry.com), the legendary weekly showcase of country music’s finest performers for over 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and 650 AM WSM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, availability of revolving borrowings, new projects or investments, and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes commencing with the year ended December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the Company’s ability to generate cash flows to support dividends, and the Company’s ability to borrow funds pursuant to its credit agreement. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its Quarterly Reports on Form 10-Q and subsequent filings. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent annual report on Form 10-K. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Robert Winters or Sam Gibbons
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6344	(929) 266-6315 or (312) 445-2874
tsiefert@rymanhp.com	robert.winters@alpha-ir.com; sam.gibbons@alpha-ir.com

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